DINE BRANDS GLOBAL, INC.
2019 STOCK INCENTIVE PLAN
PERFORMANCE AWARD AGREEMENT
THIS PERFORMANCE AWARD AGREEMENT (the “Agreement”) is entered into as of June 15, 2026, by and between DINE BRANDS GLOBAL, INC., a Delaware corporation (the “Company”), and ___Lawrence Y. Kim , an employee of the Company (the “Participant”).
RECITALS:
Pursuant to the Dine Brands Global, Inc. 2019 Stock Incentive Plan (the “Plan”), the Compensation Committee of the Board of Directors of the Company (the “Committee”), as the administrator of the Plan, has determined that the Participant is to be granted a Performance Award (the “Award”) payable in the form of shares of the Company’s common stock, on the terms and conditions set forth herein.
Any capitalized terms not defined herein shall have their respective meanings set forth in the Plan.
AGREEMENT:
In consideration of the foregoing and of the mutual covenants set forth herein and other good and valuable consideration, the parties hereto agree as follows:
1.GRANT OF PERFORMANCE UNITS. Subject to the attainment of the performance goal set forth on Exhibit A, the Participant is entitled to that number of performance units (“Performance Units”) determined in accordance with Exhibit A hereto and subject to the terms and conditions of this Agreement. Each Performance Unit represents the right to receive one share of common stock, $.01 par value, of the Company (the “Common Stock”), subject to the terms and conditions set forth herein. Within sixty (60) days following the end of the Vesting Period, the Committee shall determine the total number of Performance Units payable pursuant to the Award in accordance with the Performance Unit matrix set forth on Exhibit A hereto and the Committee’s determination of the applicable performance level. For purposes of this Agreement, the “Vesting Period” means the three-year vesting period beginning on June 15, 2026 and ending on June 15, 2029.
2.VESTING AND SETTLEMENT OF PERFORMANCE UNITS.
(a) Service Vesting. Subject to the Participant’s continuous employment with the Company through the last day of the Vesting Period and subject to the certification by the Committee of the performance levels achieved, as set forth in Exhibit A hereto, the Participant shall become vested in the number of Performance Units that are earned. Performance Units that have vested in accordance with this Section 2 are referred to herein as “Vested Units.” Performance Units that are not vested are referred to herein as “Unvested Units.”
(b) Termination of Unvested Units. Notwithstanding the terms of any employment agreement or severance plan applicable to the Participant, upon the termination of the Participant’s employment for any reason, any then Unvested Units held by the Participant shall be forfeited and canceled as of the date of such termination.

(c) Settlement of Vested Units. The Vested Units shall be settled by the delivery to the Participant or a designated brokerage firm of one share of Common Stock per Vested Unit within 2 ½ months after the last day of the Vesting Period. No fractional shares will be issued under this Agreement.
3.NON-TRANSFERABILITY OF AWARD. The Award and this Agreement shall not be transferable other than by will, the laws of descent and distribution, or pursuant to beneficiary designation procedures approved by the Company. Notwithstanding the foregoing, the Award and this Agreement may be transferable to the Participant’s family members, to a trust or entity established by the Participant for estate planning purposes, to a charitable organization designated by the Participant or pursuant to a qualified domestic relations order. Except as permitted by this Section 3, the Award may not be sold, transferred, assigned, pledged, hypothecated, encumbered or otherwise disposed of (whether by operation of law or otherwise) or be subject to execution, attachment or similar process. Upon any attempt to so sell, transfer, assign, pledge, hypothecate, encumber or otherwise dispose of the Award, the Award and all rights thereunder shall immediately become null and void.
4.DISPUTE RESOLUTION. The parties hereto will use their reasonable best efforts to resolve any dispute hereunder through good faith negotiations. A party hereto must submit a written notice to any other party to whom such dispute pertains, and any such dispute that cannot be resolved within thirty (30) calendar days of receipt of such notice (or such other period to which the parties may agree) will be submitted to an arbitrator selected by mutual agreement of the parties. In the event that, within fifty (50) days of the written notice referred to in the preceding sentence, a single arbitrator has not been selected by mutual agreement of the parties, a panel of arbitrators (with each party to the dispute being entitled to select one arbitrator and, if necessary to prevent the possibility of deadlock, one additional arbitrator being selected by such arbitrators selected by the parties to the dispute) shall be selected by the parties. Except as otherwise provided herein or as the parties to the dispute may otherwise agree, such arbitration will be conducted in accordance with the then existing rules of the American Arbitration Association. The decision of the arbitrator or arbitrators, or of a majority thereof, as the case may be, made in writing will be final and binding upon the parties hereto as to the questions submitted, and the parties will abide by and comply with such decision; provided, however, the arbitrator or arbitrators, as the case may be, shall not be empowered to award punitive damages. Unless the decision of the arbitrator or arbitrators, as the case may be, provides for a different allocation of costs and expenses determined by the arbitrators to be equitable under the circumstances, the prevailing party or parties in any arbitration will be entitled to recover all reasonable fees (including but not limited to attorneys’ fees) and expenses incurred by it or them in connection with such arbitration from the non-prevailing party or parties.
5.NOTICES. Any notice required or permitted under this Agreement shall be deemed given when delivered either personally, by overnight courier, or when deposited in a United States Post Office, postage prepaid, addressed as appropriate, to the Participant either at his/her address set forth below or such other address as he or she may designate in writing to the Company, or to the Company: Attention: General Counsel (or said designee), at the Company’s address or such other address as the Company may designate in writing to the Participant.
6.RIGHTS AS A STOCKHOLDER. Prior to the settlement of this Award in Common Stock, this Award shall not entitle the Participant to any privileges of ownership of shares of Common Stock.
7.FAILURE TO ENFORCE NOT A WAIVER. The failure of the Company to enforce at any time any provision of this Agreement shall in no way be construed to be a waiver of such provision or of any other provision hereof.

8.WITHHOLDING. The Company shall withhold from any payment to the Participant under this Agreement, the amount necessary to satisfy any federal, state, local or other taxes that may be required to be withheld in connection with the Award.
9.INCORPORATION OF PLAN. The Plan is hereby incorporated by reference and made a part hereof, and the Award and this Agreement are subject to all terms and conditions of the Plan.
10.EMPLOYMENT. Neither the Plan, the granting of the Award, this Agreement nor any other action taken pursuant to the Plan shall confer upon any person any right to continued employment by or service with the Company, any Subsidiary or any affiliate of the Company or affect in any manner the right of the Company, any Subsidiary or any affiliate of the Company to terminate the employment or service of any person at any time without liability hereunder. For purposes of this Agreement, references to employment shall include employment or service with any Subsidiary of the Company.
11.AMENDMENT AND TERMINATION. The Board may amend the Plan as it shall deem advisable, subject to any requirement of stockholder approval required by applicable law, rule or regulation, provided, however, that no amendment may materially impair the rights of the Participant without the consent of the Participant.
12.GOVERNING LAW. To the extent not otherwise governed by the Code or the laws of the United States, this Agreement shall be governed by, and construed and enforced in accordance with, the internal laws of the State of Delaware, without regard to its conflicts of laws rules.
13.SECTION 409A. This Agreement is intended to comply with the requirements of Section 409A of the Code and shall be interpreted and construed consistently with such intent. The payments to the Participant pursuant to this Agreement are also intended to be exempt from Section 409A of the Code to the maximum extent possible as short-term deferrals pursuant to Treasury regulation §1.409A-1(b)(4). In the event the terms of this Agreement would subject the Participant to taxes or penalties under Section 409A of the Code (“409A Penalties”), the Company and the Participant shall cooperate diligently to amend the terms of this Agreement to avoid such 409A Penalties, to the extent possible; provided that in no event shall the Company be responsible for any 409A Penalties that arise in connection with any amounts payable under this Agreement. To the extent any amounts under this Agreement are payable by reference to the Participant’s termination of employment, such term shall be deemed to refer to the Participant’s “separation from service,” within the meaning of Section 409A of the Code. Notwithstanding any other provision in this Agreement, if the Participant is a “specified employee,” as defined in Section 409A of the Code, as of the date of Participant’s separation from service, then to the extent any amount payable to the Participant (i) constitutes the payment of nonqualified deferred compensation, within the meaning of Section 409A of the Code, (ii) is payable upon the Participant’s separation from service and (iii) under the terms of this Agreement would be payable prior to the six-month anniversary of the Participant’s separation from service, such payment shall be delayed until the earlier to occur of (a) the first business day following the six-month anniversary of the separation from service and (b) the date of the Participant’s death. Each payment hereunder shall constitute a “separately identified” amount within the meaning of Treasury Regulation §1.409A-2(b)(2).
14.COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

15.AWARDS SUBJECT TO CLAWBACK. The Award and any cash payment or shares of Common Stock delivered pursuant to the Award are subject to forfeiture, recovery by the Company or other action pursuant to this Agreement or any clawback or recoupment policy which the Company may adopt from time to time, including without limitation any such policy which the Company may be required to adopt under the Dodd-Frank Wall Street Reform and Consumer Protection Act and implementing rules and regulations thereunder, or as otherwise required by law.
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IN WITNESS WHEREOF, the parties have executed this Performance Award Agreement on the day and year first above written.
COMPANY:

DINE BRANDS GLOBAL INC.

By:    /s/ John W. Peyton
    John W. Peyton
    Chief Executive Officer
PARTICIPANT:

/s/ Lawrence Y. Kim
Lawrence Y. Kim

Address

City/State/Zip